UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/13/2015

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2015, Knoll, Inc. (the "Company") announced that Joseph T. Coppola has been named Chief Operating Officer of the Company. Mr. Coppola will officially join the Company on or about June 1, 2015, and will report to the Company's Chief Executive Officer, Andrew B. Cogan. Mr. Coppola will be responsible for all of the Company’s supply chain activities, including manufacturing, global sourcing, logistics, quality and environmental health and safety.

Preceding his appointment, Mr. Coppola, age 52, served as Vice President, Global Supply Chain, at Boart Longyear, an international provider of mineral exploration drilling services and drilling products, a title he has held since 2013. Prior to that, Mr. Coppola held the title of Vice President, Manufacturing, with Boart Longyear from 2006 to 2013. Prior to joining Boart Longyear in 2006, Mr. Coppola held senior supply chain roles with the Mechanical Systems and Airframe Systems units of Honeywell International. He has also served in operations and manufacturing roles with Eaton Corporation and Norfolk Southern Corporation. Mr. Coppola holds a B.S. in Mechanical Engineering from Valparaiso University and an M.B.A. from the University of Notre Dame.

Mr. Coppola will be paid a base salary of $335,000 per annum. He will also participate in the Knoll annual non-equity incentive bonus program, with an annual target bonus opportunity of $335,000. For 2015, Mr. Coppola will receive a guaranteed minimum annual non-equity incentive bonus of $335,000 and fifty percent (50%) of such minimum bonus will be payable upon commencement of his employment, however, Mr. Coppola must repay such advance if he voluntarily terminates his employment or if he is terminated without “Cause” (as hereinafter defined) prior to February 15, 2016. Mr. Coppola also will receive $75,000 (minus applicable taxes) upon commencement of employment for relocation expenses.

Subject to formal approval by the Company’s Compensation Committee, Mr. Coppola will also be granted 20,000 restricted shares and 20,000 performance-based restricted stock units under the Company’s stock incentive plans. Consistent with the Company’s equity grant practices, these grants will be submitted to the Company’s Compensation Committee for formal approval at a meeting scheduled after Mr. Coppola commences employment with the Company. The grants would be effective the third trading day after the first public announcement of quarterly financial results after such meeting. The restricted shares would cliff vest on the third anniversary of the date of grant. One-half of the restricted stock units would vest only if the Company exceeds a 3-Year Cumulative Operating Profit target and one-half of the restricted stock units would vest if the Company’s 3-Year Total Shareholder Return exceeds the median of its designated peer group. The restricted shares and restricted stock units will be evidenced by the Company’s standard equity agreements.

If Mr. Coppola is terminated by the Company before the first anniversary of commencement of his employment without “Cause” (as hereinafter defined), he will receive twelve (12) months base salary as severance in complete satisfaction of any and all claims he may have against the Company upon (and only upon) his execution of a general release reasonably acceptable to the Company. “Cause” means: (i) Mr. Coppola’s failure, neglect, or refusal to perform his duties which failure, neglect or refusal is not corrected within thirty (30) days of his receipt of written notice from the Company of such failure, neglect or refusal (it being understood that a failure to attain performance objectives shall not in and of itself be treated as a failure to perform Mr. Coppola’s duties for purpose of this clause), (ii) Mr. Coppola engaging in conduct that has the effect of injuring the reputation or business of the Company or its affiliates, as determined by the Company; (iii) Mr. Coppola’s continued or repeated absence from the Company, unless such absence is approved or excused; (iv) illegal use of drugs or significant violations of the Company’s policies and procedures, as determined by the Company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea of guilty or “nolo contendere” to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the Company’s reasonable suspicion of the commission of an act of fraud, misappropriation or embezzlement against the Company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the Company, as determined by the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: May 13, 2015	By:	/s/ Michael A. Pollner
Michael A. Pollner
Senior Vice President, General Counsel and Secretary

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